EXHIBIT 99.1

Home BancShares, Inc. Pre-Announces Year End Results

CONWAY, Ark., Jan. 8, 2009 (GLOBE NEWSWIRE) -- Home BancShares, Inc. (Nasdaq:HOMB) today announced it anticipates net income for 2008 to be approximately $10.1 million, or $0.50 diluted earnings per share. During the fourth quarter of 2008, it expects to post a loss of $9.4 million, or $0.46 diluted loss per share, primarily due to the weakness in the real estate market, particularly Florida.

The fourth quarter loss relates to an increase in the Company's provision for loan losses, write-downs on other real estate owned, merger expenses from our bank charter consolidation and an impairment write-down on two trust preferred investment securities. The Company estimates during the fourth quarter its provision for loan losses will be $20.1 million, other real estate owned related write-downs will be $2.4 million, merger expenses will be $1.8 million and the impairment will be $3.9 million. The combined financial impact of these items to the Company on an after-tax basis is $17.1 million.

"Many of the concerns we have outlined in previous quarterly calls have materialized," said John W. Allison, Chairman and Chief Executive Officer. "Because of our conservative nature, we built strong capital and reserves for tough economic times such as these. The strength of our balance sheet afforded us the ability to take this head on, rather than attempting to deal with the write-downs or provisioning in a piece meal fashion. We are known for our transparency and aggressive, straight forward style when it comes to asset quality, and now is no different."

Nonperforming loans are expected to be $29.9 million at year end compared to $16.1 million at September 30, 2008. Additionally, the allowance for loan losses is projected to be $40.4 million at year end, up from the $36.1 million at the end of the third quarter of 2008. The estimated ratio of nonperforming loans to total loans is 1.53% with an allowance for loan losses to total loans of 2.06%.

"Home BancShares will continue to be one of the best capitalized financial institutions in the country," said Mr. Allison.

The year end projected Tier 1 and Total Capital ratios of 12.7% and 14.0% are significantly above the well capitalized guidelines established by the bank regulatory agencies of 6.0% and 10.0%, respectively. Also, the Company has received preliminary government approval for an additional $50.0 million of capital through the Treasury Department's Capital Purchase Program, which is subject to the vote of shareholders on January 9, 2009. After this additional capital is received, Home BancShares Tier 1 and Total Capital ratios will increase by about 2.2 percentage points to 14.9% and 16.2%.

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas, with bank subsidiaries that provide a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities. The bank subsidiaries have locations in central Arkansas, north central Arkansas, southern Arkansas, the Florida Keys and southwestern Florida. Recently, the Company announced plans to combine the charters of its banks into a single charter and adopt Centennial Bank as their common name. This combination is in process and is expected to be completed by the middle of this year. The Company's common stock is traded through the NASDAQ Global Select Market under the symbol "HOMB."

This release contains forward-looking statements regarding the Company's plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.'s financial results are included in its Form 10-K, filed with the Securities and Exchange Commission.

CONTACT:  Home BancShares, Inc.
          Brian S. Davis, Director of Financial Reporting
          (501) 328-4770